Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Bridgeline Digital, Inc. on Form S-3 (File Nos. 333-239104 and 333- 256638) of our report dated August 12, 2021 with respect to our audit of the financial statements of Hawk Search, Inc. as of December 31, 2020 and for the year then ended, which report appears in the amended Form 8-K of Bridgeline Digital, Inc. filed with the U.S. Securities and Exchange Commission on August 12, 2021.

/s/ PKF O’Connor Davies, LLP

Harrison, NY

August 12, 2021